Exhibit 10.1

Execution Copy

SEPARATION AGREEMENT

Sparton Corporation, an Ohio corporation (the “Company”), and Cary B. Wood (“Executive”) have entered into this Separation Agreement (this “Separation Agreement”) as of February 5, 2016 (the “Signing Date”).

RECITALS

A. Executive and the Company previously entered into an employment agreement, dated June 30, 2014 and effective October 31, 2014 (the “Employment Agreement”).

B. The parties desire to enter into this Separation Agreement in order to (i) establish the terms of Executive’s separation from service with the Company, (ii) confirm the payments and benefits to which Executive is entitled as a result of Executive’s separation from service with the Company, and (iii) confirm Executive’s obligations to the Company pursuant to the Employment Agreement following Executive’s separation from service with the Company.

NOW THEREFORE, in consideration of the mutual promises contained in this Separation Agreement, the parties agree as follows:

1.	Termination of Employment.

a.	Effective immediately, Executive hereby resigns as the President and Chief Executive Officer of the Company, at which time Executive’s employment with the Company will terminate (the “Date of Termination”). As of the Date of Termination, Executive will resign all positions Executive holds as an officer, director, employee, trustee, or committee member of the Company and its subsidiaries and affiliates. Executive will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effect or memorialize his resignation as President and Chief Executive Officer and from such other positions. Executive’s resignation as of the Date of Termination will be considered a termination of the Term (as defined in the Employment Agreement) and a discharge of Executive without Cause pursuant to Section 5(d) of the Employment Agreement.

b.	Executive’s termination pursuant to Section 1(a) of this Separation Agreement will be a “separation from service” (a “Separation From Service”) as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and official guidance issued thereunder (“Section 409A”).

2.

Payments and Other Consideration. In addition to the compensation and benefits provided by Paragraph 5(a) of the Employment Agreement, Executive will be entitled to receive the payments and benefits contemplated by Paragraphs 5(d)(i), (ii), and (iii) of the Employment Agreement in accordance with the terms of the Employment Agreement. Executive acknowledges that the 18 monthly salary payments provided by Paragraph 5(d)(i) of the Employment Agreement are to be based upon an annual salary for

Execution Copy

Executive of Five Hundred Seventy-Five Thousand Dollars ($575,000). Executive acknowledges that the payments and benefits contemplated by Paragraphs 5(d)(i), (ii), and (iii) of the Employment Agreement constitute the separate consideration for the Release required by Section 4 of this Separation Agreement and Section 5(d) of the Employment Agreement.

3.	Equity Compensation. Executive is also entitled to exercise any outstanding Company stock options previously awarded to him that are exercisable immediately prior to his termination until the earlier of (i) the expiration of the three-month period following the Date of Termination or (ii) the expiration of the stock option’s term. Under applicable provisions of the Company’s equity plans and Executive’s award agreements, all unvested stock options, unvested restricted stock, and unvested restricted stock units held by Executive are forfeited upon Executive’s termination.

4.	Release. As contemplated by the Employment Agreement, as a condition to the receipt of the payments and benefits provided by Paragraph 5(d)(i), (ii), and (iii) of the Employment Agreement, Executive must first execute and deliver to the Company (and, not revoke) the Executive Release attached hereto as Exhibit 1 (the “Release”), which Release will constitute a part of this Separation Agreement. Executive has twenty-one (21) days from the date of presentment of the Release to consider whether or not to execute the Release. In the event of such execution, the Executive has a further period of seven (7) days from the date of said execution in which to revoke said execution. The Release will not become effective until expiration of such revocation period.

5.	[Reserved].

6.	Benefits.

a.	Any benefits to which Executive or his beneficiaries may be entitled under the Plans and programs described in the Employment Agreement or any other Company plans or programs under which Executive is otherwise entitled to benefits as of his Date of Termination shall be as determined in accordance with the terms of such plans and programs.

b.	Executive will cease participating in Company health plan coverage as an employee in accordance with applicable plan documents, upon the Date of Termination or such other date as provided in such plan documents. Executive acknowledges that the Company has advised Executive that, pursuant to COBRA, Executive has a right to elect continued coverage under the Company’s group health plan for a period of 18 months, or such longer period as permitted under applicable law, from the Date of Termination.

7.	Restrictive Covenants. Executive acknowledges and agrees that any and all of Executive’s obligations and restrictive covenants contained in the Employment Agreement (including, but not limited to, Paragraphs 8, 10 and 11 thereof) will continue in effect in accordance with the terms and conditions thereof.

Execution Copy

8.	Additional Post-Termination Obligations. The parties additionally acknowledge and agree that their respective obligations under the Employment Agreement following the Date of Termination, including but not limited to non-disparagement (Paragraph 9 of the Employment Agreement), indemnification (Paragraph 4(f) of the Employment Agreement), and assistance with claims (Paragraph 13 of the Employment Agreement) will continue in effect in accordance with the terms and conditions thereof.

9.	Choice of Law and Disputes. All issues concerning the construction, validity, enforcement and interpretation of this Separation Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. In any action or proceeding relating to this Separation Agreement or otherwise arising out of or in connection with Executive’s employment by the Company, the parties agree that they shall be resolved by a bench trial and not a jury trial, and the parties agree that no damages other than compensatory damages shall be sought or claimed by either party and each party waives any right to a jury trial and any claim, right or entitlement to punitive, exemplary, statutory or consequential damages.

10.	No Admission of Wrongdoing. The parties agree that neither this Separation Agreement nor the furnishing of the consideration set forth herein will be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.

11.	Amendment and Waiver. No provision of this Separation Agreement may be modified, waived or discharged by either party unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director of the Company as may be specifically designated by the Company’s Board of Directors. No course of conduct or failure or delay in enforcing the provisions of this Separation Agreement shall affect the validity, binding effect or enforceability of this Separation Agreement.

12.	Entire Agreement.

a.	This Separation Agreement (including, without limitation, the Release, which will constitute a part of this Separation Agreement) sets forth the entire agreement between the parties hereto and, except for the Employment Agreement, as amended hereby, fully supersedes any prior agreements or understandings between the parties concerning the specific subject matter of this Separation Agreement.

b.	The rights and obligations of the parties under the provisions of the Employment Agreement shall survive and remain binding and enforceable to the extent necessary to preserve the intended benefits of such provisions.

c.	Each party acknowledges that it has not relied on any representations, promises, or agreements of any kind made to it in connection with the other party’s decision to enter into this Separation Agreement, except for those set forth in this Separation Agreement and the Employment Agreement.

d.	Paragraph 24 of the Employment Agreement (relating to Section 409A of the Internal Revenue Code) shall apply to this Separation Agreement. However, the parties agree that because of exemptions available under the Section 409A regulations (including the “short-term deferral exemption” of Treas. Reg. §1.409A-1(b)(4), and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii)), the six-month delay of payments rule for specified employees described in Paragraph 24(c) of the Employment Agreement will not apply to the payments and benefits provided to Executive pursuant to this Separation Agreement.

Execution Copy

13.	Severability. If any provision of this Separation Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions will not be affected thereby, and said illegal, unenforceable or invalid provision will be deemed not to be part of this Separation Agreement.

14.	Withholding for Taxes. The Company may withhold from any amounts payable hereunder all federal, state, city or other taxes as will be required to be withheld pursuant to any applicable law or government regulation or ruling.

15.	Binding Effect; Assignment. This Separation Agreement will inure to the benefit of and be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties, including, without limitation, any successor to the Company. The parties represent and warrant that they have not transferred or assigned to any person or entity any rights or obligations herein. This Separation Agreement is not assignable by either party without the prior written consent of the other, except that the Company may assign this Separation Agreement to any assignee of or successor to substantially all of the business or assets of the Company or any direct or indirect subsidiary thereof without prior written consent of Executive.

16.	Captions; Drafter Protection. The headings and captions herein are provided for reference and convenience only, and will not be employed in the construction of this Separation Agreement.

17.	Consultation with Attorney; Voluntary Agreement. Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Separation Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Separation Agreement, and (c) Executive is entering into this Separation Agreement, including, without limitation, the Release, knowingly, freely and voluntarily in exchange for good and valuable consideration.

Execution Copy

18.	No Strict Construction. The language used in this Separation Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

19.	Counterparts. This Separation Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Separation Agreement may also be executed in separate counterparts by facsimile or PDF in which case the instruments so executed and delivered shall be binding and effective for all purposes.

[Signature Page Follows]

Execution Copy

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Signing Date.

SPARTON CORPORATION

By:	/s/ Joseph J. Hartnett
Joseph J. Hartnett
Chairman of the Board of Directors

EXECUTIVE

/s/ Cary B. Wood
Cary B. Wood

Execution Copy

EXHIBIT 1

EXECUTIVE RELEASE

1.	This document is attached to, is incorporated into, and forms a part of, the employment agreement having a signing date of June 30, 2014 (the “Employment Agreement”) by and between Cary B. Wood (the “Executive”) and Sparton Corporation (the “Company”) and the Separation Agreement by between the Executive and the Company to which this Release is attached and comprises an integral part thereof. The Executive, on behalf of himself and the other Executive Releasors, knowingly and voluntarily releases and forever discharges the Company and the other Company Releasees from any and all Claims which the Executive now has or claims, or might hereafter have or claim (or the other Executive Releasors may have, to the extent that it is derived from a Claim which the Executive may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, occurring or arising on or before the date of this Release, to the extent that the Claim arises out of or relates to the Executive’s employment by the Company and its Affiliates (including his service as a director of the Company and its Affiliates) and/or the Executive’s termination or resignation therefrom. However, nothing in this Release shall constitute a release of any Claims of the Executive (or other Executive Releasors) that may arise under Paragraph 4(f) of the Employment Agreement (relating to indemnification) or of any other right that the Executive may have to indemnification in his capacity as an officer or director or former officer or director of the Company or any Affiliate of the Company. In addition, nothing in this Release releases the Company from its payment and other obligations under the Employment Agreement that by their terms are to be performed by the Company on or after Executive’s Date of Termination. Nothing in this Release shall constitute a release of Claims of the Executive (or other Executive Releasors) of payments or benefits to which Executive or an Executive Releasor may be entitled following Executive’s Date of Termination under the terms of one or more of the Company’s employee benefit plans. Finally, nothing in this Release shall constitute a release of Claims of the Executive (or other Executive Releasors) of amounts or other compensation to which Executive may become entitled under the terms of one or more long-term incentive awards granted to Executive prior to the Date of Termination.

For purposes of this Release, the terms set forth below shall have the following meanings:

a.	The term “Employment Agreement” shall include the Employment Agreement and the Exhibits thereto, and include the plans and arrangements under which the Executive is entitled to benefits in accordance with the Employment Agreement and the Exhibits.

1

Execution Copy

b.	The term “Claims” shall include (except for claims for breach of the Employment Agreement) any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, known or unknown, cognizable at law or equity, and shall include, without limitation, claims arising under (or alleged to have arisen under) (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) The Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) The Immigration Reform Control Act, as amended; (vii) The Americans with Disabilities Act of 1990, as amended; (viii) The National Labor Relations Act, as amended; (ix) The Fair Labor Standards Act, as amended; (x) The Occupational Safety and Health Act, as amended; (xi) The Family and Medical Leave Act of 1993 (xii) the federal Worker Adjustment and Retraining Notification Act and any similar state laws; (xiii) any state antidiscrimination law; (xv) any state or local wage and hour law; (xvi) any other local, state or federal law, regulation or ordinance; (xviv) any public policy, contract, tort, or common law; or (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. (The Executive specifically releases any claim based on any amendment to the laws referenced, whenever such amendment was enacted, and specifically releases any claim under the Lily Ledbetter Fair Pay Act and any new laws enacted after the date of this Release. The Executive does not, however, release any claim which the applicable statute provides may not be released under any circumstances.).

c.	The term “Company Releasees” shall include the Company and its Affiliates (as defined in the Employment Agreement), and their officers, directors, trustees, members, representatives, agents, employees, shareholders, partners, attorneys, assigns, administrators and fiduciaries under any employee benefit plan of the Company and its Affiliates, and insurers, and their predecessors and successors.

d.	The term “Executive Releasors” shall include the Executive, and his family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Executive.

2

Execution Copy

2.	The following provisions are applicable to and made a part of the Separation Agreement and this Release:

a.	This Release shall be executed not earlier than the Executive’s Date of Termination (as defined in the Employment Agreement). By this Release, the Executive Releasors do not release or waive any right or claim which they may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, which arises after the date of execution of this Release.

b.	In exchange for this Release, the Executive hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under the Company’s policy or applicable law.

c.	The Company hereby expressly advises the Executive to consult with an attorney of his choosing prior to executing this Release.

d.	The Executive has twenty-one (21) days from the date of presentment to consider whether or not to execute this Release. In the event of such execution, the Executive has a further period of seven (7) days from the date of said execution in which to revoke said execution. This Release will not become effective until expiration of such revocation period.

e.	This Release, and the commitments and obligations of all parties under Paragraph 5(d) of the Employment Agreement:

i.	shall become final and binding immediately following the expiration of the Executive’s right to revoke the execution of this Release in accordance with Paragraph 2(d) of this Release;

ii.	shall not become final and binding until the expiration of such right to revoke; and

iii.	shall not become final and binding if the Executive revokes such execution.

3.	The Executive hereby acknowledges that he has carefully read and understands the terms of this Release and each of his rights as set forth therein.

3

Execution Copy

[Signature Page Follows]

/s/ Cary B. Wood
Cary B. Wood

Date:	February 5, 2016

State of
County of
Subscribed Before Me This Day of , 2016

Notary Public

4